EXHIBIT 10.27

VIGNETTE CORPORATION 1999 EQUITY INCENTIVE PLAN:

NOTICE OF RESTRICTED STOCK AWARD

You have been granted restricted shares of Common Stock of Vignette Corporation (the “Corporation”) on the following terms:

Name:
Employee Id #:

Restricted Stock Award Details:
Date of Grant:	_________________________________________

Vesting Commencement Date:	_________________________________________

Amount of Restricted Stock Awarded:	______ shares

Vesting Schedule:	100% of the shares of Common Stock awarded under this Restricted Stock Award shall vest on February 13, 2009, provided that you have continuous Service with the Company or a subsidiary of the Company from the Grant Date through the vesting date, or as provided in the Restricted Stock Agreement.

By your signature and the signature of the Corporation’s representative below, you and the Corporation agree that your right to receive the shares are granted under and governed by the terms and conditions of the 1999 Equity Incentive Plan (the “Plan”), this Restricted Stock Award, and the attached Restricted Stock Agreement (the “Restricted Stock Agreement”); the Restricted Stock Agreement is attached to and made a part of this document. In the event of a conflict between the Plan and the Restricted Stock Agreement, the Restricted Stock Agreement governs.

You further agree that the Corporation may deliver by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Corporation is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Corporation may deliver these documents by posting them on a web site maintained by the Corporation or by a third party under contract with the Corporation. If the Corporation posts these documents on a web site, it will notify you by email.

By your signature below, you agree to remit any withholding taxes due immediately upon the vesting date. In no event shall you surrender shares of Common Stock as payment of any tax liability if such action would cause the Corporation to recognize a compensation expense (or additional compensation expense) with respect to this restricted stock award for financial reporting purposes.

RECIPIENT:	VIGNETTE CORPORATION

By:

Title:
Print Name

2

VIGNETTE CORPORATION 1999 EQUITY INCENTIVE PLAN:

RESTRICTED STOCK AGREEMENT

Payment for Shares	No payment is required for the shares you receive.

Vesting

•      The shares that you are receiving will vest as shown in the Notice of Restricted Stock Award. In addition, this award becomes exercisable in full (or partially as set forth below) if any of the following events occurs:

•      Your Service (as defined below) terminates because of death,

•      The Corporation is subject to a “Change in Control” (as defined in the Plan) before your Service or employment terminates, and your employment is terminated by the Corporation without Cause or by you for Good Reason as defined in the February 10, 2006 letter agreement governing the terms of your employment (the “Letter Agreement”) within 18 months after the Change in Control.

•      Your employment is terminated by the Corporation without “Cause” or by you for “Good Reason” as defined in the Letter Agreement in which case your initial restricted stock award shall accelerate and vest as follows: if your termination occurs during the first twelve months following your date of hire, then you will vest in none of initial restricted stock award; if your termination occurs during months 13 through 24 following your date of hire, then you will vest in 25% of your initial restricted stock awards, and if your termination occurs during the months 14 through 36 following your date of hire, and prior to the vesting date of your initial restricted stock award; then you will vest in 50% of such award. For example, if you had been with the Company for 13 months at the time of your termination, you would vest in 25% of your initial restricted stock award in addition to any vesting which had already occurred pursuant to such award (in the case of your initial restricted share award, the amount of vesting which had already occurred would be zero). Any acceleration of subsequent restricted stock awards will be as determined by the Compensation Committee of the Board of Directors.

Except as provided herein, this award will not be exercisable for additional shares after your service as an employee, consultant or outside director of the Corporation or a parent or subsidiary of the Corporation

(“Service”) has terminated for any reason. It is intended that the exercise schedule for this option is commensurate with a full-time work schedule. For possible adjustments that may be made by the Corporation, see the Section below entitled “Leaves of Absence and Part-Time Work.”

Shares Restricted	Unvested shares will be considered “Restricted Shares.” You may not sell, transfer, pledge or otherwise dispose of any Restricted Shares without the written consent of the Corporation, except as provided in this paragraph. You may transfer Restricted Shares to your spouse, children or grandchildren or to a trust established by you for the benefit of yourself or your spouse, children or grandchildren. However, a transferee of Restricted Shares must agree in writing on a form prescribed by the Corporation to be bound by all provisions of this Restricted Stock Agreement.

Forfeiture	If your Service terminates for any reason, then your shares will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination per the acceleration terms set forth above. This means that the Restricted Shares will immediately revert to the Corporation. You receive no payment for Restricted Shares that are forfeited.

Any shares that are forfeited may be returned to Treasury or cancelled at the Corporation’s discretion.

Leaves of Absence and Part-Time Work

For purposes of this award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Corporation in writing. Your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence that lasts or is expected to last seven days or longer, then vesting will be suspended during the leave to the extent provided for in the Corporation’s leave policy. Upon your return to active work, vesting will resume; however, unless otherwise provided in the Corporation’s leave policy, you will not receive credit for any vesting during the period of your leave.

If you and the Corporation agree to a reduction in your scheduled work hours, then the Corporation reserves the right to modify the rate at which the shares vest, so that the rate of vesting is commensurate with your reduced work schedule. Any such adjustment shall be consistent with the Corporation’s policies for part-time or reduced work schedules or shall be pursuant to the terms of an agreement between you and the Corporation pertaining to your reduced work schedule.

The Corporation shall not be required to adjust any vesting schedule pursuant to this subsection.

Stock Certificates	The certificates for Restricted Shares shall be held in escrow by the Corporation or its agent. In addition to or in lieu of holding certificates in escrow, the Corporation may have stamped on them a special legend referring to the Corporations right of repurchase. As your vested percentage increases, you may request (at reasonable intervals) that the Corporation release to you a certificate for your vested shares without a repurchase right legend.

Voting Rights	You may vote your shares even before they vest.

Change of Control	In the event of any Change of Control, each outstanding share granted under this Restricted Stock Agreement shall automatically accelerate and fully vest so that each such share awarded under this Restricted Stock Agreement shall, immediately prior to the effective date of the Change in Control, be provided to you as set forth herein. However, outstanding Restricted Stock awards shall not so accelerate if and to the extent this Restricted Stock Agreement is, in connection with a Change of Control, either to be assumed by the successor corporation (or parent thereof) or is to be replaced with a Restricted Stock Agreement of comparable value for shares of the capital stock of the successor corporation (or parent thereof). The Plan Administrator’s determination of comparability is final and binding except in the event where you as a restricted share holder are receiving less value or other security for your restricted stock than that established under the applicable merger agreement as the exchange premium for other holders of Vignette’s common stock, in which case the Administrator’s determination of comparability is subject to your written approval and agreement. In the event that this Restricted Stock Agreement is assumed by a successor corporation (or parent thereof) and your employment is terminated by the Corporation without Cause or by you for Good Reason within eighteen months following a Change in Control, each outstanding share of restricted stock granted under this Restricted Stock Agreement shall accelerate and fully vest so that each such share awarded under this Restricted Stock Agreement shall immediately be provided to you as set forth herein.

Withholding Taxes	No stock certificates will be released to you unless you have made acceptable arrangements to pay any withholding taxes that may be due as a result of this award or the vesting of the shares. With the Corporation’s consent, these arrangements may include (a) withholding shares of Corporation stock that otherwise would be issued to you when they vest or (b) surrendering shares that you previously acquired. The fair market value of the shares you surrender, determined as of the date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes.

Restrictions on Resale	You agree not to sell any shares at a time when applicable laws, regulations, Corporation trading policies (including the Corporation’s Insider Trading Policy, a copy of which can be found on the Corporation’s intranet) or an agreement between the Corporation and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Corporation may specify.

No Retention Rights	Your award or this Restricted Stock Agreement does not give you the right to be employed or retained by the Corporation or a subsidiary of the Corporation in any capacity. The Corporation and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Corporation stock, the number of Restricted Shares that will vest in any future installments will be adjusted accordingly.

Amendment or Termination of Plan	Unless agreed to in writing by you, the Board may not amend or terminate the Plan in a way that adversely affects any of your rights under this Restricted Stock Agreement except as may be required by law.

Applicable Law	This Agreement will be interpreted and enforced with respect to issues of contract law under the laws of the State of Texas and with respect to issues of corporation law under the laws of the State of Delaware.

The Plan and Other Agreements

The text of the Plan is incorporated in this Restricted Stock Agreement by reference. A copy of the Plan is available on the Corporation’s intranet or by request to the Finance Department.

This Restricted Stock Agreement, the Plan, and the Letter Agreement constitute the entire understanding between you and the Corporation regarding this award. In the event of a conflict between the terms of the Restricted Stock Agreement and the Plan, the terms of this Restricted Stock Agreement govern. Any prior agreements, commitments or negotiations concerning this award are superseded. This Restricted Stock Agreement may be amended only by another written agreement between the parties.

BY SIGNING THE COVER SHEET OF THIS RESTRICTED STOCK AGREEMENT, YOU

AGREE TO ALL OF THE

TERMS AND CONDITIONS DESCRIBED ABOVE AND, EXCEPT AS PROVIDED HEREIN,

AND IN THE PLAN.